SECURITIES AND EXCHANGE COMMISSION
                           450 Fifth Street, N.W.
                           Washington, D.C. 20549

                                  FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File No. 1-8715

                         Crystal Gas Storage, Inc.
           (Exact name of registrant as specified in its charter)

                               P.O. Box 21101
                        Shreveport, Louisiana 71120
                               (318) 222-7791
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $0.01 par value
       $.06 Senior Convertible Voting Preferred Stock, $.01 par value

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          (Title of each class of securities covered by this Form)

                                    None
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     (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)        [X]   Rule 12h-3(b)(1)(ii)         [ ]
          Rule 12g-4(a)(1)(ii)       [ ]   Rule 12h-3(b)(2)(i)          [ ]
          Rule 12g-4(a)(2)(i)        [ ]   Rule 12h-3(b)(2)(ii)         [ ]
          Rule 12g-4(a)(2)(ii)       [ ]   Rule 15d-6                   [ ]
          Rule 12h-3(b)(1)(i)        [X]

Approximate number of holders of record as of the certificate or notice date:

     Common Stock:  one (1)

     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, Crystal Gas Storage, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 11, 2000                   By: /s/ Larry M. Kellerman
                                             ----------------------------
                                             Name:  Larry M. Kellerman
                                             Title: Vice President and
                                                    Managing Director